Exhibit 99

VIACOM AND NATIONAL AMUSEMENTS ANNOUNCE RESOLUTION OF GOVERNANCE DISPUTE AND TRANSITION TO NEW LEADERSHIP

Philippe Dauman Steps Down as President and CEO; Will Continue as Non-Executive Chairman until September 13

Thomas Dooley, Viacom COO, Named Interim President and CEO through September 30, End of Fiscal Year

Five Independent Directors Elected to the Board

NEW YORK, August 20, 2016—Viacom Inc. (NASDAQ: VIAB, VIA) today announced an agreement with National Amusements Inc. (NAI), members of the Redstone family and related parties, settling all disputes among them. Under the terms of the settlement, which have been unanimously approved by the Boards of Directors of Viacom and NAI, all lawsuits among them will be terminated, and Viacom will create an expanded Board of Directors to include the five Viacom directors elected in June by NAI.

As part of the settlement Philippe Dauman will resign immediately as President and Chief Executive Officer of Viacom and will be succeeded by Thomas Dooley, who will serve as Interim President and CEO through September 30, 2016, the end of Viacom’s fiscal year, by which time the Board, working with Mr. Dooley, will make a decision on succession plans. Mr. Dooley has been Chief Operating Officer of Viacom since 2010. He joined the company in 1980.

Mr. Dooley will work closely with the new Board to develop a financial and strategic plan to position Viacom for future success.

Mr. Dauman will remain as Non-Executive Chairman of the Board of Viacom through September 13, 2016. The new Board will then select a successor for Chairman. Sumner Redstone will remain Chairman Emeritus and Shari Redstone will remain Non-Executive Vice Chair. Once Mr. Dauman departs, the Board will consist of 15 directors.

The five new Viacom Board members elected by NAI are Kenneth Lerer, Thomas May, Judith McHale, Ron Nelson and Nicole Seligman. Ms. Seligman will head the Governance and Nominating Committee, Mr. Nelson will head the Audit Committee and Ms. McHale will head the Compensation Committee. The five new directors elected to the Viacom Board will comprise a majority of each committee.

In his remaining time as Non-Executive Chairman, Mr. Dauman will have the opportunity to present a proposal on the previously announced exploration of a potential sale of a minority equity stake in Viacom’s Paramount Pictures film unit, for consideration by the expanded Viacom Board. A provision adopted in June by NAI remaining in effect would require unanimous agreement by the Board for the completion of the sale of an interest in Paramount.

Mr. Dauman said, “I care deeply for Viacom, which has been an important part of my life since I joined Sumner in the acquisition of the Company 30 years ago. I believe this agreement will give the Company and its employees the best opportunity to continue a smooth evolution into the future. I will do my utmost to ensure an effective Board and management transition in my remaining time as Non-Executive Chairman.”

He continued, “It has been a privilege to lead Viacom and have the rare opportunity to work side by side with so many friends and colleagues to build great brands and implement successful initiatives in the U.S. and around the world. Most of all, I am proud of our people, our culture and our inclusive values.”

Ms. Redstone, President of NAI, said, “We thank Philippe for his many years of dedicated service and the important role he has played at Viacom. We also welcome the new Board members who join us today. By strengthening Viacom’s governance and leadership, these changes will enable the Company to embark swiftly on a strategy that strengthens its position as an industry leader. Viacom has extraordinary assets and people, and we look forward to taking the necessary steps to realize the Company’s full potential to the benefit of all stockholders.”

Mr. Dooley said, “With the resolution of these issues, I am looking forward to working closely with the Board to develop a strategy to position Viacom for growth and success. I have very much enjoyed partnering with Philippe over many years and am grateful for the opportunities that have been presented to me by the Redstone family. We share a strong commitment to Viacom’s future and to guiding the Company through an orderly and successful transition.”

Frederic Salerno, a Viacom Director, said, “I am pleased to have worked with Philippe, Tom, Shari and other directors to arrive at this settlement and transition plan, which we believe serves the best interest of all Viacom stockholders. With this agreement, we believe the Company will be well-positioned to move forward.”

About Viacom Inc.

Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media experiences, and other entertainment content for audiences in 180 countries. Viacom’s media networks, including Nickelodeon, Comedy Central, MTV, VH1, Spike, BET, CMT, TV Land, Nick at Nite, Nick Jr., Channel 5 (UK), Logo, Nicktoons, TeenNick and Paramount Channel, reach over 3.5 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment.

For more information about Viacom and its businesses, visit www.viacom.com. Viacom may also use social media channels to communicate with its investors and the public about the company, its brands and other matters, and those communications could be deemed to be material information. Investors and others are encouraged to review posts on Viacom’s company blog (blog.viacom.com), Twitter feed (twitter.com/viacom) and Facebook page (facebook.com/viacom).

About National Amusements, Inc.

National Amusements, Inc., is a world leader in the motion picture exhibition industry operating more than 950 movie screens in the U.S., U.K. and Latin America. National Amusements delivers a superior entertainment experience in theatres around the world under its Showcase, Cinema de Lux, Multiplex, SuperLux and UCI brands. Based in Norwood, Massachusetts, National Amusements is a closely held company operating under the third generation of leadership by the Redstone family. National Amusements is also an equal partner in the online ticketing service MovieTickets.com and is the parent company of both Viacom and CBS Corporation. National Amusements, directly and through subsidiaries, holds approximately 79.8% of the Class A (voting) common stock of Viacom Inc., constituting 10% of the overall equity of Viacom. National Amusements, directly and through subsidiaries, also holds approximately 79.5% of the Class A (voting) common stock and 2.2% of the Class B (non-voting) common stock of CBS Corporation, constituting 8.6% of the overall equity of CBS Corporation. For more information, please visit www.nationalamusements.com.

Media Contacts

For Viacom:

Jeremy Zweig, 212-846-7503

jeremy@viacom.com

For National Amusements:

Stephen Labaton, 646-805-2042

Sara Evans, 646-805-2066

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